EXHIBIT 10 (iii) 6
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                          IT CORPORATION

                  1997 MANAGEMENT INCENTIVE PLAN



Purpose

     To recognize and reward key management, technical, and professional associates for their ability to assist the Company to achieve, or exceed identified Company goals, as well as personally achieve or exceed established pre-agreed individual performance goals.

     To offer a comprehensive incentive compensation program that will enable the Company to:

          Cost effectively attract and retain key management and professional personnel to enhance the Company's leadership position, and

          Motivate responsible management to achieve Company goals and foster teamwork within the Company by relating the incentive portion of total compensation directly to measurable performance criteria linked to the creation of enhanced shareholder value.

Eligibility

     Regular full-time active associates, generally in salary grade E12 or above, nominated by senior management and approved by the President.

     Participation in the Plan is not expected to exceed 5% of the total associate population.

     Associates must be approved for incentive plan eligibility each year. Eligibility in any given year does not assure eligibility in subsequent years.

     Incentive awards will only be paid to participants who are regular full-time status at the time the award is paid.

     Incentive awards will be calculated on actual base salary at the time the award is paid.

Performance Period

     The Performance Period will be the combined 3rd and 4th quarters of FY1997.

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Plan Funding

     Incentive awards, up to an aggregate incentive pool of $1,000,000 are authorized under this Plan. It is contemplated that a minimum of 50% of the incentive awards will be paid in cash and 50% of the incentive awards will be made in the form of stock option grants.

     The number of stock option shares to be granted shall be calculated by dividing the dollar value of the incentive award to be paid in stock options by the current value of a Company stock option as determined by the Black-Scholes option valuation method.

     The Compensation Committee shall ultimately determine the final ratio between cash and stock options for payment of incentive awards or delegate such authority to the Chief Executive Officer.

Performance Criteria

     The Company's pretax income (excluding special items) target of $2,509,000 (after payment of cash awards) must be met before any awards will be paid.

     Divisional days of sales outstanding (DSO) targets must be met for any participant in the Division to receive an award. The Engineering and Construction (E&C) Division's DSO target is 95 days (excluding Helen Kramer) and the Consulting and Ventures (C&V) Division DSO target is 105 days (excluding Chi Mei).

     Non-divisional participant awards are based 90% on the E&C Division achieving it's DSO target and 10% on the C&V Division achieving it's DSO target.

     Each participant will be assigned an annualized target incentive award ranging from 10% to 50% of salary. Target incentive awards will be prorated 50% to match the 6 month performance period. Target incentive awards may also be prorated if necessary so that the sum of the individual awards does not exceed Plan funding.

     Individual awards calculated from the individual target incentive, the Company's pretax income target and Divisional DSO targets are subject to an adjustment of up to 25% of the total award based on individual performance as determined by senior management.

     Factors to be considered when evaluating individual performance, to determine incentive awards, may include, but not be limited to, some or all of the following:
          -    Accounts receivable improvement
          -    Intracompany cooperation
          -    Achievement of business unit milestones

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          -    Furtherance of the Company's mission with respect to client relationships, new business development, people development, quality and safety.

Administration

     The Plan shall be administered by the Compensation Committee of the Board of Directors.

     The authority of the Committee includes, but is not limited to the following:

          -    Determining eligibility for participation in the Plan
          -    Determining:
                    Incentive Award Opportunities and earned awards Performance measures and performance targets
          - Authorizing payments and determining the form of incentive (cash awards and stock awards)
          - Interpreting the Plan and exercising its power to prescribe, amend, or rescind rules and regulations relating to the Plan.
          - Adjusting the Company's performance goals and/or funded incentive pool due to a material change in the organizational structure of the Company and/or occurrence of extraordinary events.

Changes in Capital Structure and Other Events

     Upon dissolution or liquidation of the Corporation or upon reorganization, merger, or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon sale of all or substantially all of the assets of the Corporation, or change in control, the Committee may in its sole discretion:

          (a)    Accelerate the payment of earned awards under the Plan.

          (b) Make any other adjustments or amendments to the Plan and outstanding incentive awards as it may deem equitable.

Amendment and Termination of the Plan

     The Board may at any time and from time to time may suspend, terminate, modify, or amend the Plan.

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General Provisions

     (a) The Company shall deduct from incentive awards the gross amount of any overtime paid to the participant as well the gross amount of any other incentive compensation awards paid including Spot Bonus awards. Special recognition awards will not be deducted.

     (b) The Company may deduct federal, state, and any other local taxes of any kind required by law to be withheld upon payment of any incentive award under this Plan.

     (c) Nothing in this Plan or in any award granted pursuant hereto shall confer on an individual any right to continue in the employ of the Company or any of its subsidiaries or deter in any way the right of the Company or any subsidiary to terminate any employment.

     (d) The Plan shall take effect upon its adoption by the Board of Directors.


     (e) Awards granted under the Plan shall not be transferrable otherwise than by will or by laws of descent and distribution, and awards may be realized during the employment of the participant or by his/her guardian or legal representative.




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